Exhibit (a)(vii)

SUNAMERICA SENIOR FLOATING RATE FUND, INC.

ARTICLES SUPPLEMENTARY

SUNAMERICA SENIOR FLOATING RATE FUND, INC., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: (a) Pursuant to the authority vested in the Board of Directors (“Board of Directors”) of the Corporation by the Maryland General Corporation Law (“MGCL”) and Article V of the charter (“Charter”) of the Corporation, the Board of Directors at a meeting duly convened and held, adopted resolutions reclassifying and designating authorized but unissued shares of the Corporation’s Common Stock, par value $.0001 per share (the “Common Stock”), as follows:

(i) 300,000,000 Class B shares of Common Stock of the Corporation are hereby reclassified as shares of Common Stock without further classification or designation;

(ii) 50,000,000 Class C shares of Common Stock of the Corporation are hereby reclassified as shares of Common Stock without further classification or designation;

(iii) 100,000,000 Class D shares of Common Stock of the Corporation are hereby reclassified as shares of Common Stock without further classification or designation; and

(iv) 100,000,000 Class Q shares of the Corporation are hereby reclassified as shares of Common Stock without further classification or designation.

SECOND: The shares reclassified as set forth above have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of undesignated Common Stock as set forth in the Charter.

THIRD: Immediately before these Articles Supplementary are accepted for record by the SDAT, the aggregate number of authorized shares of Common Stock is 1,000,000,000, of which none are shares of Common Stock without further classification or designation and 1,000,000,000 are shares of Common Stock classified and designated as follows: (a) Class A shares – 200,000,000, (b) Class B shares – 300,000,000, (c) Class C shares – 300,000,000 (250,000,000 of which are designated as New Class C shares), (d) Class D shares – 100,000,000 and (e) Class Q shares – 100,000,000.

FOURTH: Immediately after these Articles Supplementary are accepted for record by the SDAT, the aggregate number of authorized shares of Common Stock is 1,000,000,000, of which 550,000,000 are shares of Common Stock without further classification or designation and 450,000,000 are shares of Common Stock classified and designated as follows: (a) Class A shares – 200,000,000 and (b) New Class C shares – 250,000,000.

FIFTH: The aggregate number of authorized shares of stock of the Corporation is unchanged by these Articles Supplementary.

SIXTH: The undesignated shares of Common Stock have been classified and designated by the Board of Directors pursuant to authority and power expressly vested in the Board of Directors of the Corporation by the Charter.

SEVENTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

EIGHTH: The undersigned Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Assistant Secretary on this 22nd day of April, 2010.

ATTEST:	SUNAMERICA SENIOR FLOATING RATE FUND, INC.

/s/ John E. Mclean	/s/ John Genoy
John E. McLean	John Genoy
Assistant Secretary	President